NEWS RELEASE


                                                         FOR IMMEDIATE RELEASE



CONTACT:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

Trudy Self, Investor Relations
Self & Associates
(909) 336-5685
tmself@aol.com



                  3D SYSTEMS NAMES CO-FOUNDER HULL INTERIM CEO

     VALENCIA, Calif. - August 11, 2003. 3D Systems Corp. (NASDAQ: TDSC). The Board of Directors of 3D Systems Corp. announced today that Brian K. Service has decided to resign from his positions as officer and director immediately. Mr. Service will continue with the Company for a 24 month-term to assist with various clients and transactions.

     "Brian originally joined the Company anticipating a short term assignment. Instead he stayed almost four years," said G. Walter Loewenbaum II, Chairman of the Board of Directors. "The Board of Directors has decided to put in place a long-term management team."

     The Board also announced that it has named co-founder Charles W. Hull as interim chief executive officer. Mr. Hull, the Company's chief technical officer, co-founded 3D Systems and previously served the Company as executive vice president, president, chief operating officer, vice chairman and chief technical officer. He will continue to act as the Company's chief technical officer. The Board also announced the appointment of Kevin M. McNamara as acting chief financial officer effective August 15, 2003. Mr. McNamara began working with 3D Systems in June 2003 as a financial consultant. He has served as chief financial officer of HCCA International, a private venture-backed startup in

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3D SYSTEMS NAMES CO-FOUNDER HULL INTERIM CEO
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Nashville, TN since September 2002. He is a member with Voyent Partners, a private equity firm, since August 2001. Previously, he served as the chief executive officer for Private Business, Inc. from 1999 until 2001. From 1996 to 1999, he was chief financial officer for ENVOY Corporation, and from 1994 to 1995, he was president of the Merchant Services Division of National Bancard Corporation (NaBANCO). McNamara serves on the Board of Directors of two public companies, Luminex Corporation (LMNX) and ProxyMed Inc (PILL), and several private companies. He received his undergraduate degree at Virginia Commonwealth University and his Masters of Business Administration at the University of Richmond, Virginia. He is a certified public accountant in Virginia.

     Mr. Loewenbaum stated, "I am delighted to be working directly with Chuck Hull and Kevin McNamara. Chuck's in-depth knowledge of our Company, its people, customers and its technology combined with the expertise Kevin McNamara brings to our company will enable us to make a seamless transition. I have had the pleasure of serving with Kevin on two other Boards over the past seven years and have been greatly impressed with his abilities. We have begun a search for a new president and CEO. We have been most impressed with the candidates we have interviewed for the post of president to date and hope to complete the search in a relatively short period of time."

ABOUT 3D SYSTEMS

     Founded in 1986, 3D Systems(R), the solid imaging companySM, provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

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3D SYSTEMS NAMES CO-FOUNDER HULL INTERIM CEO
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     3D Systems is the originator of the advanced digital manufacturing (ADMSM)
solution for manufacturing applications. ADM is the utilization of 3D Systems solid imaging technologies to accelerate production of smaller volumes of customized/ specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts.

     More information on the company is available at www.3dsystems.com, or by email at moreinfo@3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and the solid imaging company are service marks; and si2 is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to; disruption caused by the reconfiguration of the management team, the receipt of a commitment letter by September 30, 2003 to refinance the outstanding obligations with US Bank; the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; the Company's ability to successfully design and produce new products; customer acceptance of new products; the Company's ability to enter into successful relationships with new customers to fully exploit its products; the Company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.

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